UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2009

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2009, Dr. Marshall E. Reese notified POZEN, Inc., a Delaware corporation (“POZEN”), that he would retire as Executive Vice President, Product Development, effective as of March 31, 2009.  Dr. Reese has agreed to continue to provide certain services to POZEN as a consultant.  POZEN anticipates an orderly transition of Dr. Reese’s responsibilities to other key POZEN employees.

In connection with entering into the Consulting Agreement, effective April 1, 2009, between POZEN and Dr. Reese (the “Consulting Agreement”), the Executive Employment Agreement, dated October 8, 2004, between Dr. Reese and POZEN (the “Employment Agreement”), has been terminated.  Under the terms of the Consulting Agreement, Dr. Reese will perform specified product development activities as requested by POZEN for a fee of $625 per hour for up to 40 hours each month (10 hours per week) during the term.  The term of the Consulting Agreement will begin on April 1, 2009 and will expire on the earlier of (i) the date the United States Food and Drug Administration accepts POZEN’s New Drug Application for its product candidate PN 400, or (ii) September 30, 2009.  In addition, notwithstanding the termination of the Employment Agreement, Dr. Reese’s outstanding stock options will continue to vest during the term of the Consulting Agreement.

The foregoing description is intended only as a summary of the material terms of the Consulting Agreement and is qualified in its entirety by reference to the full Consulting Agreement, a copy of which is filed as Exhibit 10.1 of this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement dated as of April 1, 2009, between the Company and Marshall E. Reese, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L Hodges
	Name:	William L. Hodges
	Title:	Chief Financial Officer

Date:  February 24, 2009